EXHIBIT 99.1

Stock Yards Bancorp Reports First Quarter Earnings of $36.6 Million or $1.24 Per Diluted Share

Results Highlighted by Strong Loan Growth and Excellent Credit Quality

LOUISVILLE, Ky., April 22, 2026 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported earnings of $36.6 million, or $1.24 per diluted share, for the first quarter ended March 31, 2026. This compares to net income of $33.3 million, or $1.13 per diluted share, for the first quarter ended March 31, 2025. Solid loan growth across all markets, combined with net interest margin expansion, strong credit quality metrics and record net new business generation from the Wealth Management & Trust (WM&T) group, contributed to first quarter 2026 operating results.

(dollar amounts in thousands, except per share data)	1Q26	4Q25	1Q25
Net income	$36,595	$36,614	$33,271
Net income per share, diluted	1.24	1.24	1.13

Net interest income	$78,421	$79,250	$70,552
Provision for credit losses(1)	1,625	1,650	900
Non-interest income	24,594	25,128	22,996
Non-interest expenses	55,242	54,806	51,027

Net interest margin	3.65%	3.57%	3.46%
Efficiency ratio(2)	53.58%	52.46%	54.50%
Tangible common equity to tangible assets(3)	9.69%	9.32%	8.72%
Annualized return on average assets(4)	1.58%	1.54%	1.52%
Annualized return on average equity(4)	13.63%	13.78%	14.14%

“We entered 2026 with strong momentum coming off the best year in the Company’s history, and our first quarter operating results reflect that,” commented James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. "Loan growth stood out in terms of both volume and credit quality, and that combination of growth and discipline continues to be a core focus for our team. Our Central Kentucky market crossed the $1 billion threshold for total loans this quarter, demonstrating our ability to enter new markets and replicate the full-service, community banking business model that has been the staple of our success. After entering this market through acquisition in 2021, Central Kentucky has continued to contribute to the growth we’ve experienced not only within the loan portfolio, but across our entire business. Equally noteworthy was the performance across our non-interest income categories. Our WM&T division delivered record revenue during the first quarter, while card income and treasury management fees continue to provide meaningful contributions, further solidifying non-interest income as a significant driver of our results.

“In addition to our financial performance, the highlight of the quarter was the signing of a definitive agreement to acquire Field & Main Bancorp, Inc.,” Hillebrand continued. “This partnership joins two community banks whose values and cultures are closely aligned and expands our reach into Western Kentucky—one of the most attractive and economically vibrant regions in the state. Field & Main’s franchise provides us with an immediately scalable presence in this region, and its community-first, relationship-driven culture aligns closely with Stock Yards’ longstanding focus on disciplined growth, profitability, and high-touch customer service. Together, the combined organization will be positioned to deepen market penetration, enhance operating leverage, and deliver expanded capabilities to customers across Western Kentucky and adjacent markets. We will officially welcome Field and Main Bank to the Stock Yards family during the second quarter, with the closing date set for May 1st.”

Field & Main Bancorp, Inc (“Field & Main”), headquartered in Henderson, Kentucky, operates 6 total retail branches in Henderson, Lexington, and Cynthiana, Kentucky, and Evansville, Indiana. As of December 31, 2025, Field & Main reported approximately $861 million in assets, $652 million in loans, and $781 million in deposits. Field & Main also maintains a Wealth Management and Trust Department with total assets under management of approximately $800 million at December 31, 2025.

As of March 31, 2026, Stock Yards had $9.47 billion in assets, $7.23 billion in loans and $7.76 billion in total deposits. The Company’s combined enterprise, which encompasses 75 branch offices across three contiguous states, will continue to benefit from a diversified geographic and economic footprint, including new branches that opened during the fourth quarter of 2025 in Bardstown, Kentucky and Liberty Township, Ohio, a suburb of Cincinnati. Further, the Company announced the appointment of a Bowling Green Market President in early December, expanding its footprint into south central Kentucky and providing another avenue for future growth.

Key factors contributing to the first quarter of 2026 included:

  Total loans increased $580 million, or 9%, over the last 12 months, while growing $185 million, or 3%, on the linked quarter. Broad-based loan growth during the quarter included increases in all markets for the eighth consecutive quarter and was well spread amongst categories. Commercial Real Estate (CRE) and Commercial and Industrial (C&I) loan segments drove the growth, increasing $266 million and $129 million, respectively over the past 12 months. The yield earned on total loans ended at 6.07% for the first quarter of 2026, down 6 basis points compared to the first quarter of 2025, primarily due to recent rate reductions enacted by the FRB.
  Deposit balances increased to $463 million, or 6%, over the last 12 months, with the deposit mix continuing to shift from non-interest bearing and low interest-bearing deposits into higher-cost deposits. Interest-bearing deposits grew $506 million, or 9%, led in large part by time deposit growth, while non-interest bearing deposits decreased $43 million, or 3%. On the linked quarter, total deposits declined $34 million, or less than 1%. Total interest-bearing deposit accounts decreased $54 million, or 1%, while total non-interest bearing deposits increased $20 million, or 1%.
  Net interest income increased $7.9 million, or 11%, for the first quarter of 2026 compared to the first quarter a year ago. Net interest margin expanded 19 basis points to 3.65% for the first quarter of 2026 compared to the first quarter of the prior year. While loan yields declined 6 basis points compared to the first quarter of 2025, total average earning-asset yields increased 1 basis point, as lower yielding interest-bearing cash and liquidity from the investment portfolio were used to fund higher yielding loan growth. On the linked quarter, net interest income decreased $829,000, or 1%, as interest income declines outpaced the decrease in interest expense. Net interest margin expanded by 8 basis points on the linked quarter, driven primarily by lower interest-bearing deposit costs. Deposit rates were strategically reduced in tandem with Federal Reserve Board’s rate reductions, while the time deposit portfolio continued to reprice favorably compared to the higher promotional CD rates offered in the prior year.
  Provision for credit losses on loans(1) of $1.6 million was recorded for the first quarter of 2026, compared to $900,000 for the prior year quarter. The higher expense for the first quarter of 2026 was attributed to strong loan growth, which was only partially offset by an improved unemployment forecast and a decline in specific reserves during the quarter.
  Non-interest income increased $1.6 million, or 7%, over the first quarter of 2025, and decreased $534,000, or 2%, on the linked quarter.
  Total non-interest expenses increased $4.2 million, or 8%, for the first quarter of 2026 compared to the first quarter of 2025, and increased $436,000, or 1%, on the linked quarter.
  Tangible common equity per share(3) was $30.41 on March 31, 2026, compared to $29.50 on December 31, 2025, and $26.01 on March 31, 2025.

Hillebrand concluded, “During the first quarter, S&P Global Market Intelligence once again recognized Stock Yards as one of the Top 50 Best Performing Community Banks with total assets between $3 and $10 billion at the end of 2025. The rankings assess the performance of banking institutions based on returns, growth and funding, while placing a premium on balance sheet strength and risk profile. This recognition is a testament to our employees and the standard of service they deliver across every market we operate in.”

Results of Operations – First Quarter 2026, Compared with First Quarter 2025

Net interest income, the Company’s largest source of revenue, increased by $7.9 million, or 11%, to $78.4 million. Significant average earning asset balance growth led to strong net interest income expansion.

  Total interest income increased by $6.5 million, or 6%, to $118 million.
    Interest income and fees on loans increased $6.9 million, or 7%, over the prior year quarter. While quarterly average loan balances increased $520 million, or 8%, the average yield earned on loans decreased 6 basis points over the past 12 months to 6.07%, due primarily to the rate reductions implemented by the Federal Reserve during the latter part of 2025.
    Interest income on securities decreased $3.3 million, or 36%, compared to the first quarter of 2025. Average securities balances declined $422 million, or 29%, while the rate earned on securities declined 26 basis points to 2.25%. The decline in average balances and related yields was attributed to the scheduled maturities of treasury bills that had previously been used for collateral pledging purposes and carried a rate similar to the Federal Funds Target Rate. Cash flows from the investment portfolio, including larger, recent scheduled maturities, have been primarily utilized to fund loan growth and provide liquidity consistent with current balance sheet management strategies.
    Average overnight funds increased $377 million, or 209% for the first quarter of 2026 compared to the same period of the prior year, driven largely by substantial average deposit growth and the previously mentioned maturity activity from the securities portfolio. The corresponding interest income increased $3.0 million, or 151%, consistent with significant average balance growth. The related yield declined 84 basis points to 3.66% compared to the prior year quarter due to the Federal Reserve’s recent rate reductions.
  Total interest expense decreased $1.4 million, or 3%, to $39.2 million, despite average total interest-bearing liabilities increasing $394 million, or 6%.
    The primary driver of the decrease in interest expense was a $1.8 million, or 38%, reduction in FHLB advance expense. The Company relied on more expensive overnight borrowings during the first quarter of the prior year, the need for which was eliminated in the second quarter of last year as a result of liquidity provided by successful time deposit promotions and maturity activity within the investment securities portfolio. As a result, average FHLB borrowings declined $167 million, or 36% for the first quarter of 2026, compared to the first quarter of 2025.
    Average interest bearing deposit balances increased $626 million, or 11%, compared to the first quarter of 2025, largely driven by the promotional time deposit campaign that ran through mid-April of the prior year. The higher corresponding expense, however, was partially offset by favorable repricing of that portfolio and the strategic lowering of deposit rates in tandem with the Federal Reserve’s rate reductions. Interest expense on deposits increased $881,000, or 3%, for the first quarter of 2026 compared to the same period of the prior year.

The Company recorded provision for credit losses on loans(1) of $1.6 million for the first quarter of 2026, compared to $900,000 in provision for credit losses on loans for the first quarter of 2025. The higher expense compared to the first quarter of 2025 reflected both the stronger loan growth experienced during the current quarter and the annual CECL model updates implemented in the prior year period. No expense for off balance sheet exposures was recorded for the first quarter of 2026 or the first quarter of 2025, as line of credit utilization improved and related availability declined.

Non-interest income increased $1.6 million, or 7%, to $24.6 million compared to the first quarter of 2025.

  WM&T income ended the first quarter of 2026 at a record $11.3 million, an increase of $688,000, or 6%, over the first quarter of 2025, as general market appreciation and new business development over the past 12 months drove substantial AUM expansion.
  Treasury management fees increased $315,000, or 12%, to $3.0 million. New product sales and broad fee increases that were implemented in the prior year contributed to the increase.
  Card income increased $130,000, or 3%, over the first quarter of 2025.
  Brokerage income grew $51,000, or 5%, compared to the first quarter of the prior year.
  A gain on sale of premises and equipment totaling $479,000 was recorded during the first quarter of 2026 due to the sale of a former branch location in Florence, Kentucky.
  Other non-interest income, which primarily includes swap fees, letter of credit fees and OREO activity, decreased $165,000 compared to the first quarter of 2025.

Non-interest expenses increased by $4.2 million, or 8%, to $55.2 million, compared to the first quarter of 2025.

  Compensation expense increased $3.2 million, or 12%, compared to the first quarter of 2025, consistent with annual merit-based increases, higher bonus accrual levels, and full-time equivalent employee (FTE) expansion. Employee benefits increased $384,000, or 7%, compared to the first quarter of 2025, primarily due to increases in health insurance claims and FICA expense attributed in part to FTE growth.
  Net occupancy and equipment expenses increased $197,000, or 5%, over the first quarter of 2025, attributed primarily to increased rent and general expansion. The branch network expanded over the past year with the additions of the Center Grove, Bardstown, and Liberty Township locations, all of which were added over the past 12 months.
  Marketing and business development expense decreased $237,000, or 16%, compared to the first quarter of 2025. The large variance from the prior year quarter was attributed to advertising costs incurred in the first quarter a year ago related to the promotional time deposit campaign that ran through mid-April of 2025.
  Other non-interest expenses increased $128,000, or 6%, compared to the first quarter of 2025, primarily attributed to costs related to the ICS deposit offering that was introduced over the course of 2025 in addition to other miscellaneous expenses.

The Company recorded income tax expense of $9.6 million for the first quarter of 2026, with an effective tax rate of 20.7%. This compared to income tax expense of $8.4 million in the first quarter of 2025, with an effective tax rate of 20.1%.

Financial Condition – March 31, 2026, Compared with March 31, 2025

Total assets increased $469 million, or 5%, year over year to $9.47 billion.

Total loans increased $580 million, or 9%, to $7.23 billion, with growth well-spread across segments and markets. Total line of credit usage ended at 49% as of March 31, 2026, compared to 46% as of March 31, 2025. C&I line of credit usage expanded to 38% as of period end, compared to 34% as of March 31, 2025.

Total investment securities decreased $361 million, or 29%, year over year, driven by the maturity of short-term Treasury Bills that had previously been utilized for seasonal collateral pledging purposes that were not reinvested, providing liquidity and funding for continued loan growth consistent with current balance sheet management strategies.

Total deposits increased $463 million, or 6%, over the past 12 months, which was driven in nearly equal parts by interest-bearing demand and time deposit growth. Total interest-bearing deposits grew $506 million, or 9%, driven by some larger depositors increasing balances and the success of our promotional time deposit offerings over the course of the prior year. Non-interest-bearing demand accounts decreased $43 million, or 3%.

Non-performing loans totaled $11.4 million, or 0.16% of total loans outstanding on March 31, 2026, compared to $16.1 million, or 0.24% of total loans outstanding on March 31, 2025, the decrease being attributed mainly to the payoff of a few larger non-accrual loans during the prior quarter. The ratio of allowance for credit losses to loans ended at 1.30% on March 31, 2026, compared to 1.34% on March 31, 2025.

As of March 31, 2026, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios experiencing meaningful growth. Total equity to assets(3) was 11.65% and the tangible common equity ratio(3) was 9.69% on March 31, 2026, compared to 10.84% and 8.72% on March 31, 2025, respectively. Further, tangible book value per share increased to $30.41 at March 31, 2026, from $26.01 at March 31, 2025, representing an increase of 17% over the prior year.

In February 2026, the board of directors declared a quarterly cash dividend of $0.32 per common share. The dividend was paid April 1, 2026, to shareholders of record as of March 16, 2026.

Results of Operations – First Quarter 2026, Compared with Fourth Quarter 2025

Net interest margin expanded 8 basis points on the linked quarter to 3.65%, despite the impact of recent rate reductions enacted by the FRB. The biggest driver of net interest margin expansion was the decline in interest-bearing deposit costs compared to the linked quarter.

Net interest income decreased $829,000, or 1%, over the prior quarter.

  Total interest income decreased $3.5 million, or 3%.
    Interest income on loans, including fees, decreased $668,000, or 1%. Average loans increased $146 million, or 2%, and the corresponding yield earned decreased to 6.07%.
    Average interest-bearing cash balances decreased $186 million, or 25%, driving a $2.5 million, or 33%, decrease in related interest income during the period.
  Total interest expense decreased $2.7 million, or 6%.
    Interest expense on deposits decreased $2.7 million, or 7%, as deposit rates were lowered in tandem with the FRB’s rate reductions.

During the first quarter of 2026, the Company recorded $1.6 million in provision for credit losses on loans(1) and no provision expense for off balance sheet exposures. During the fourth quarter of 2025, the Company recorded $850,000 in provision for credit losses on loans and $800,000 of provision for off balance sheet exposures.

Non-interest income decreased $534,000, or 2%, on the linked quarter, to $24.6 million. The decrease was largely attributed to annual debit card income incentives that are received in the fourth quarter each year in addition to lower interchange and NSF volumes. However, these declines were partially offset by recording a $479,000 gain on the sale of a former branch location in Florence, Kentucky that had been held for sale, in addition to record WM&T revenue.

Non-interest expenses increased $436,000, or 1% on the linked quarter to $55.2 million. Higher compensation, employee benefits and technology expenses were the main drivers of the linked quarter increase, partially offset by declines in marketing and legal and professional expenses.

Financial Condition – March 31, 2026, Compared with December 31, 2025

Total assets decreased $69 million, or 1%, on the linked quarter to $9.47 billion.

Total loans expanded $185 million, or 3%, on the linked quarter, with every market contributing to the increase. Growth for the quarter was driven by increases in the CRE and C&I portfolios. Total line of credit usage was 49% as of March 31, 2026, compared to 48% as of December 31, 2025. C&I line of credit usage increased to 38% as of March 31, 2026, compared to 37% at December 31, 2025. Utilization trends remain positive and well above the same period of the prior year.

Total deposits decreased $34 million on the linked quarter. Total non-interest bearing deposits increased $20 million, while total interest-bearing deposit accounts declined $54 million.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $9.47 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The Nasdaq Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2025, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Contact:	T. Clay Stinnett Executive Vice President, Treasurer and Chief Financial Officer (502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2026 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended
	March 31,
Income Statement Data	2026	2025

Net interest income, fully tax equivalent (5)	$78,516	$70,636
Interest income:
Loans	$106,459	$99,600
Federal funds sold and interest bearing due from banks	5,030	2,001
Mortgage loans held for sale	70	77
Federal Home Loan Bank stock	392	532
Investment securities	5,691	8,956
Total interest income	117,642	111,166
Interest expense:
Deposits	35,462	34,581
Securities sold under agreements to repurchase	401	814
Federal funds purchased	65	70
Federal Home Loan Bank advances	2,927	4,741
Subordinated debentures	366	408
Total interest expense	39,221	40,614
Net interest income	78,421	70,552
Provision for credit losses (1)	1,625	900
Net interest income after provision for credit losses	76,796	69,652
Non-interest income:
Wealth management and trust services	11,335	10,647
Deposit service charges	2,156	2,079
Debit and credit card income	4,638	4,508
Treasury management fees	2,988	2,673
Mortgage banking income	930	917
Net investment product sales commissions and fees	1,061	1,010
Bank owned life insurance	632	622
Gain on sale of premises and equipment	479	-
Other	375	540
Total non-interest income	24,594	22,996
Non-interest expenses:
Compensation	29,166	25,932
Employee benefits	6,169	5,785
Net occupancy and equipment	4,320	4,123
Technology and communication	5,335	4,828
Debit and credit card processing	1,922	1,819
Marketing and business development	1,278	1,515
Postage, printing and supplies	913	969
Legal and professional	876	907
FDIC insurance	1,146	1,223
Capital and deposit based taxes	878	700
Intangible amortization	799	914
Other	2,440	2,312
Total non-interest expenses	55,242	51,027
Income before income tax expense	46,148	41,621
Income tax expense	9,553	8,350
Net income	$36,595	$33,271

Net income per share - Basic	$1.25	$1.13
Net income per share - Diluted	1.24	1.13
Cash dividend declared per share	0.32	0.31

Weighted average shares - Basic	29,387	29,349
Weighted average shares - Diluted	29,502	29,501

	March 31,
Balance Sheet Data	2026	2025

Investment securities	$885,754	$1,246,690
Loans	7,226,429	6,646,360
Allowance for credit losses on loans	93,596	88,814
Total assets	9,466,856	8,997,478
Non-interest bearing deposits	1,456,324	1,499,383
Interest bearing deposits	6,300,912	5,794,583
Federal Home Loan Bank advances	300,000	300,000
Accumulated other comprehensive loss	(61,200)	(79,840)
Stockholders' equity	1,102,935	975,473

Total shares outstanding	29,516	29,469
Book value per share (3)	$37.37	$33.10
Tangible common equity per share (3)	30.41	26.01
Market value per share	66.29	69.06

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2026 Earnings Release

	Three Months Ended
	March 31,
Average Balance Sheet Data	2026	2025

Federal funds sold and interest bearing due from banks	$557,364	$180,439
Mortgage loans held for sale	5,365	5,732
Investment securities	1,033,940	1,455,926
Federal Home Loan Bank stock	20,717	30,838
Loans	7,117,141	6,597,388
Total interest earning assets	8,734,527	8,270,323
Total assets	9,388,841	8,893,907
Non-interest bearing deposits	1,429,253	1,426,088
Interest bearing deposits	6,220,903	5,594,740
Total deposits	7,650,156	7,020,828
Securities sold under agreements to repurchase	93,040	158,985
Federal funds purchased	7,287	6,514
Federal Home Loan Bank advances	300,000	466,667
Subordinated debentures	26,806	26,806
Total interest bearing liabilities	6,648,036	6,253,712
Accumulated other comprehensive loss	(59,143)	(86,622)
Total stockholders' equity	1,089,025	954,040

Performance Ratios
Annualized return on average assets (4)	1.58%	1.52%
Annualized return on average equity (4)	13.63%	14.14%
Net interest margin, fully tax equivalent	3.65%	3.46%
Non-interest income to total revenue, fully tax equivalent	23.85%	24.56%
Efficiency ratio, fully tax equivalent (2)	53.58%	54.50%

Capital Ratios
Total stockholders' equity to total assets (3)	11.65%	10.84%
Tangible common equity to tangible assets (3)	9.69%	8.72%
Average stockholders' equity to average assets	11.60%	10.73%
Total risk-based capital	13.53%	12.85%
Common equity tier 1 risk-based capital	11.95%	11.25%
Tier 1 risk-based capital	12.28%	11.60%
Leverage	10.68%	9.98%

Loan Segmentation
Commercial real estate - non-owner occupied	$1,964,589	$1,870,352
Commercial real estate - owner occupied	1,176,570	1,004,774
Commercial and industrial	1,592,578	1,463,746
Residential real estate - owner occupied	888,721	813,823
Residential real estate - non-owner occupied	387,652	381,429
Construction and land development	742,243	679,345
Home equity lines of credit	290,766	252,125
Consumer	142,897	140,009
Leases	15,493	14,460
Credit cards	24,920	26,297
Total loans and leases	$7,226,429	$6,646,360

Deposit Segmentation
Interest bearing demand	$2,834,034	$2,545,858
Savings	433,559	429,171
Money market	1,289,806	1,343,031
Time deposits	1,743,513	1,476,523
Non-Interest bearing deposits	1,456,324	1,499,383
Total deposits	$7,757,236	$7,293,966

Asset Quality Data
Non-accrual loans	$10,519	$15,865
Modifications to borrowers experiencing financial difficulty	-	-
Loans past due 90 days or more and still accruing	927	283
Total non-performing loans	11,446	16,148
Other real estate owned	190	85
Total non-performing assets	$11,636	$16,233
Non-performing loans to total loans	0.16%	0.24%
Non-performing assets to total assets	0.12%	0.18%
Allowance for credit losses on loans to total loans	1.30%	1.34%
Allowance for credit losses on loans to average loans	1.32%	1.35%
Allowance for credit losses on loans to non-performing loans	818%	550%
Net (charge-offs) recoveries	$104	$971
Net (charge-offs) recoveries to average loans (6)	0.00%	0.01%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2026 Earnings Release

	Quarterly Comparison
Income Statement Data	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25

Net interest income, fully tax equivalent (5)	$78,516	$79,339	$77,119	$73,560	$70,636
Net interest income	$78,421	$79,250	$77,037	$73,473	$70,552
Provision for credit losses (1)	1,625	1,650	1,975	2,175	900
Net interest income after provision for credit losses	76,796	77,600	75,062	71,298	69,652
Non-interest income:
Wealth management and trust services	11,335	10,974	10,704	10,483	10,647
Deposit service charges	2,156	2,303	2,281	2,069	2,079
Debit and credit card income	4,638	5,519	5,009	4,837	4,508
Treasury management fees	2,988	3,078	2,923	3,005	2,673
Mortgage banking income	930	860	1,252	1,094	917
Net investment product sales commissions and fees	1,061	1,119	1,112	980	1,010
Bank owned life insurance	632	633	631	629	622
Gain (loss) on sale of premises and equipment	479	(2)	-	74	-
Other	375	644	564	1,177	540
Total non-interest income	24,594	25,128	24,476	24,348	22,996
Non-interest expenses:
Compensation	29,166	28,510	28,836	27,279	25,932
Employee benefits	6,169	5,267	4,878	5,330	5,785
Net occupancy and equipment	4,320	4,299	4,086	4,025	4,123
Technology and communication	5,335	4,857	4,837	4,773	4,828
Debit and credit card processing	1,922	1,902	1,984	1,908	1,819
Marketing and business development	1,278	2,173	1,887	1,951	1,515
Postage, printing and supplies	913	930	910	937	969
Legal and professional	876	1,329	891	1,088	907
FDIC insurance	1,146	1,124	1,198	1,260	1,223
Capital and deposit based taxes	878	895	1,082	738	700
Intangible amortization	799	914	915	915	914
Other	2,440	2,606	2,327	2,496	2,312
Total non-interest expenses	55,242	54,806	53,831	52,700	51,027
Income before income tax expense	46,148	47,922	45,707	42,946	41,621
Income tax expense	9,553	11,308	9,466	8,922	8,350
Net income	$36,595	$36,614	$36,241	$34,024	$33,271

Net income per share - Basic	$1.25	$1.25	$1.23	$1.16	$1.13
Net income per share - Diluted	1.24	1.24	1.23	1.15	1.13
Cash dividend declared per share	0.32	0.32	0.32	0.31	0.31

Weighted average shares - Basic	29,387	29,370	29,369	29,364	29,349
Weighted average shares - Diluted	29,502	29,495	29,526	29,505	29,501

	Quarterly Comparison
Balance Sheet Data	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25

Cash and due from banks	$85,596	$70,061	$84,357	$97,606	$110,156
Federal funds sold and interest bearing due from banks	581,123	816,315	671,932	353,806	293,580
Mortgage loans held for sale	5,758	6,247	6,045	5,014	7,797
Investment securities	885,754	921,057	940,639	1,221,842	1,246,690
Federal Home Loan Bank stock	20,717	20,717	20,717	22,839	29,315
Loans	7,226,429	7,041,310	6,929,456	6,850,273	6,646,360
Allowance for credit losses on loans	93,596	91,867	92,160	90,722	88,814
Goodwill	194,074	194,074	194,074	194,074	194,074
Total assets	9,466,856	9,536,124	9,307,376	9,208,986	8,997,478
Non-interest bearing deposits	1,456,324	1,435,846	1,589,159	1,514,924	1,499,383
Interest bearing deposits	6,300,912	6,355,291	6,054,813	5,991,826	5,794,583
Securities sold under agreements to repurchase	87,513	112,476	73,149	126,576	151,424
Federal funds purchased	7,345	7,289	6,729	6,709	6,540
Federal Home Loan Bank advances	300,000	300,000	300,000	300,000	300,000
Subordinated debentures	26,806	26,806	26,806	26,806	26,806
Accumulated other comprehensive income loss	(61,200)	(61,275)	(67,622)	(75,311)	(79,840)
Stockholders' equity	1,102,935	1,075,697	1,041,144	1,005,704	975,473

Total shares outstanding	29,516	29,476	29,474	29,473	29,469
Book value per share (3)	$37.37	$36.49	$35.32	$34.12	$33.10
Tangible common equity per share (3)	30.41	29.50	28.30	27.06	26.01
Market value per share	66.29	64.95	69.99	78.98	69.09

Capital Ratios
Total stockholders' equity to total assets (3)	11.65%	11.28%	11.19%	10.92%	10.84%
Tangible common equity to tangible assets (3)	9.69%	9.32%	9.16%	8.86%	8.72%
Average stockholders' equity to average assets	11.60%	11.15%	11.02%	10.91%	10.73%
Total risk-based capital	13.53%	13.42%	13.17%	12.91%	12.85%
Common equity tier 1 risk-based capital	11.95%	11.84%	11.59%	11.32%	11.25%
Tier 1 risk-based capital	12.28%	12.17%	11.92%	11.66%	11.60%
Leverage	10.68%	10.30%	10.24%	10.17%	9.98%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2026 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25

Federal funds sold and interest bearing due from banks	$557,364	$742,895	$448,969	$249,738	$180,439
Mortgage loans held for sale	5,365	7,751	6,051	7,145	5,732
Investment securities	1,033,940	1,066,621	1,236,715	1,337,994	1,455,926
Federal Home Loan Bank stock	20,717	20,717	21,125	22,413	30,838
Loans	7,117,141	6,971,307	6,873,559	6,746,973	6,597,388
Total interest earning assets	8,734,527	8,809,291	8,586,419	8,364,263	8,270,323
Total assets	9,388,841	9,456,699	9,216,803	8,987,084	8,893,907
Non-interest bearing deposits	1,429,253	1,542,735	1,540,029	1,489,188	1,426,088
Interest bearing deposits	6,220,903	6,218,760	6,001,275	5,820,314	5,594,740
Total deposits	7,650,156	7,761,495	7,541,304	7,309,502	7,020,828
Securities sold under agreement to repurchase	93,040	84,802	104,640	128,493	158,985
Federal funds purchased	7,287	7,088	6,689	6,610	6,514
Federal Home Loan Bank advances	300,000	300,000	300,000	303,297	466,667
Subordinated debentures	26,806	26,806	26,806	26,806	26,806
Total interest bearing liabilities	6,648,036	6,637,456	6,439,410	6,285,520	6,253,712
Accumulated other comprehensive loss	(59,143)	(65,786)	(75,659)	(83,970)	(86,622)
Total stockholders' equity	1,089,025	1,054,117	1,015,478	980,803	954,040

Performance Ratios
Annualized return on average assets (4)	1.58%	1.54%	1.56%	1.52%	1.52%
Annualized return on average equity (4)	13.63%	13.78%	14.16%	13.91%	14.14%
Net interest margin, fully tax equivalent	3.65%	3.57%	3.56%	3.53%	3.46%
Non-interest income to total revenue, fully tax equivalent	23.85%	24.05%	24.09%	24.87%	24.56%
Efficiency ratio, fully tax equivalent (2)	53.58%	52.46%	52.99%	53.83%	54.50%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,964,589	$1,915,252	$1,947,892	$1,989,982	$1,870,352
Commercial real estate - owner occupied	1,176,570	1,121,896	1,091,134	1,010,692	1,004,774
Commercial and industrial	1,592,578	1,509,489	1,490,149	1,491,143	1,463,746
Residential real estate - owner occupied	888,721	881,865	873,540	851,284	813,823
Residential real estate - non-owner occupied	387,652	391,216	394,429	390,784	381,429
Construction and land development	742,243	751,897	675,052	671,011	679,345
Home equity lines of credit	290,766	285,115	271,017	263,826	252,125
Consumer	142,897	142,425	142,149	140,715	140,009
Leases	15,493	16,912	18,517	14,563	14,460
Credit cards	24,920	25,243	25,577	26,273	26,297
Total loans and leases	$7,226,429	$7,041,310	$6,929,456	$6,850,273	$6,646,360

Deposit Segmentation
Interest bearing demand	$2,834,034	$2,886,406	$2,573,204	$2,520,405	$2,545,858
Savings	433,559	420,382	420,614	424,985	429,171
Money market	1,289,806	1,311,969	1,341,727	1,385,845	1,343,031
Time deposits	1,743,513	1,736,534	1,719,268	1,660,591	1,476,523
Non-Interest bearing deposits	1,456,324	1,435,846	1,589,159	1,514,924	1,499,383
Total deposits	$7,757,236	$7,791,137	$7,643,972	$7,506,750	$7,293,966

Asset Quality Data
Non-accrual loans	$10,519	$12,585	$18,559	$17,650	$15,865
Modifications to borrowers experiencing financial difficulty	-	-	-	-	-
Loans past due 90 days or more and still accruing	927	449	100	378	283
Total non-performing loans	11,446	13,034	18,659	18,028	16,148
Other real estate owned	190	190	190	10	85
Total non-performing assets	$11,636	$13,224	$18,849	$18,038	$16,233
Non-performing loans to total loans	0.16%	0.19%	0.27%	0.26%	0.24%
Non-performing assets to total assets	0.12%	0.14%	0.20%	0.20%	0.18%
Allowance for credit losses on loans to total loans	1.30%	1.30%	1.33%	1.32%	1.34%
Allowance for credit losses on loans to average loans	1.32%	1.32%	1.34%	1.34%	1.35%
Allowance for credit losses on loans to non-performing loans	818%	705%	494%	503%	550%
Net (charge-offs) recoveries	$104	$(1,143)	$(112)	$(342)	$971
Net (charge-offs) recoveries to average loans (6)	0.00%	-0.02%	-0.00%	-0.01%	0.01%

Other Information
Total WM&T assets under management (in millions)	$7,596	$7,635	$7,480	$7,193	$6,804
Full-time equivalent employees	1,144	1,123	1,140	1,118	1,089

(1) - Detail of Provision for credit losses follows:
	Quarterly Comparison
(in thousands)	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Provision for credit losses - loans	$1,625	$850	$1,550	$2,250	$900
Provision for credit losses - off balance sheet exposures	-	800	425	(75)	-
Total provision for credit losses	$1,625	$1,650	$1,975	$2,175	$900

(2) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and non-recurring merger expenses.

	Quarterly Comparison
(Dollars in thousands)	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Total non-interest expenses (a)	$55,242	$54,806	$53,831	$52,700	$51,027

Total net interest income, fully tax equivalent	$78,516	$79,339	$77,119	$73,560	$70,636
Total non-interest income	24,594	25,128	24,476	24,348	22,996
Total revenue - Non-GAAP (b)	$103,110	$104,467	$101,595	$97,908	$93,632
Less: Gain/loss on sale of premises and equipment	(479)	2	-	(74)	-
Total adjusted revenue - Non-GAAP (c)	$102,631	$104,469	$101,595	$97,834	$93,632

Efficiency ratio - Non-GAAP (a/b)	53.58%	52.46%	52.99%	53.83%	54.50%
Adjusted efficiency ratio - Non-GAAP (c/b)	53.83%	52.46%	52.99%	53.87%	54.50%

(3) - The following table provides a reconciliation of total stockholders’ equity in accordance with GAAP to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:

	Quarterly Comparison
(In thousands, except per share data)	3/31/26	12/31/25	9/30/25	6/30/25	3/31/25
Total stockholders' equity - GAAP (a)	$1,102,935	$1,075,697	$1,041,144	$1,005,704	$975,473
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(11,361)	(12,160)	(13,074)	(13,989)	(14,904)
Tangible common equity - Non-GAAP (c)	$897,500	$869,463	$833,996	$797,641	$766,495

Total assets - GAAP (b)	$9,466,856	$9,536,124	$9,307,376	$9,208,986	$8,997,478
Less: Goodwill	(194,074)	(194,074)	(194,074)	(194,074)	(194,074)
Less: Core deposit and other intangibles	(11,361)	(12,160)	(13,074)	(13,989)	(14,904)
Tangible assets - Non-GAAP (d)	$9,261,421	$9,329,890	$9,100,228	$9,000,923	$8,788,500

Total stockholders' equity to total assets - GAAP (a/b)	11.65%	11.28%	11.19%	10.92%	10.84%
Tangible common equity to tangible assets - Non-GAAP (c/d)	9.69%	9.32%	9.16%	8.86%	8.72%

Total shares outstanding (e)	29,516	29,476	29,474	29,473	29,469

Book value per share - GAAP (a/e)	$37.37	$36.49	$35.32	$34.12	$33.10
Tangible common equity per share - Non-GAAP (c/e)	30.41	29.50	28.30	27.06	26.01

(4) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity.

(5) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income. Interest income, yields and ratios on a FTE basis are considered non-GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a federal corporate income tax rate of 21%.

(6) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.